EXHIBIT 10.2

CONFIDENTIAL

EXECUTION VERSION

In this document, “[***]” indicates that certain confidential information has been redacted from this document because it is both (i) not material and (ii) the type that the Company treats as private or confidential.

INDEPENDENT CONTRACTOR

SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2025 among William A. Sullivan, an individual whose address is [***], and whose email is [***] (“Contractor”), on the one hand, and ZIVO Bioscience Inc., a Nevada corporation (the “Company”) whose address is 2125 Butterfield Road, Suite 100, Troy Michigan 48084.

A. The Company focuses on research and development of proprietary algal and bacterial strains, biologically active molecules and complexes for applications in human and animal health and the production cultivation and commercialization of products related thereto; (including any other business in which the Company may engage, collectively, the “Business”).

B. Contractor provides services as a chief financial and accounting officer.

C. The Company desires to engage Contractor for, and Contractor desires to provide to the Company, certain services as provided below, all in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the promises, the mutual understandings of the parties hereto, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1. Engagement of Contractor. The Company hereby engages Contractor to provide, for and on behalf of the Company, the services and duties customarily associated with a Chief Financial Officer of a publicly traded company, including without limitation those specified in the Exhibit attached and made part of this Agreement (the “Contractor Services”). Contractor hereby accepts such engagement and agrees to perform the Contractor Services in accordance with the terms and conditions of this Agreement. The Contractor shall perform the Contractor Services and all of its other obligations under this Agreement faithfully, diligently and to the best of his ability. In his dealings with the Company and its Board of Directors (the “Board”), Contractor shall adhere to the highest standards of honesty, integrity, and fair dealing, and shall do nothing which would discredit, dishonor, reflect adversely upon or in any manner injure the business or reputation of the Company. Contractor shall report to the Company’s Chief Executive Officer (“CEO”).

2. Term. This Agreement shall have a term of sixty (60) days which shall be automatically renewed for successive one (1) month terms unless either party notifies the other no later than thirty days prior to the end of the then current term that it does not wish to renew the term of this Agreement, and any such termination may be for any reason or for no reason at all. Notwithstanding anything to the contrary herein, the Company and Contractor shall have the right to immediately terminate this Agreement, upon written notice to the other party, at anytime during the term of this Agreement. Upon the termination of this Agreement, the Company shall pay Contractor only the compensation earned by Contractor for the period ending on the date of such termination and the Company shall have no further obligation to Contractor. The covenants of Contractor in paragraph 5 and all other provisions of paragraphs 7, 8 and 9, as well as the obligations set forth in paragraph 10, shall survive any termination of this Agreement.

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3. Compensation; Expenses.

(a) During any period of time in which this Agreement remains in full force and effect and subject to the provisions of this Agreement, the Company shall pay Contractor a fee equal to $285.00 per hour worked (the “Fee”). Contractor shall submit a summary of his hours worked to the Company CEO no less frequently than every two weeks and such submittal shall also include a certification by Contractor that the work and time noted in such submittal is true, accurate and reflects the actual work hours expended by Contractor for the Company. Other than as stated in this paragraph, Contractor shall not be entitled to any other compensation, fee, incentive stock or equity holdings, bonus or any other type of compensation whatsoever. Invoice payment terms are net 21 days.

(b) The Company shall reimburse Contractor for all necessary and reasonable business expenses incurred by him in the performance of his duties under this Agreement, upon presentation of expense accounts and appropriate documentation in accordance with the Company’s standard policies, as they may be amended from time to time, and for any expenses above $500, Contractor must first obtain the written approval from the Company CEO.

4. Representations. Contractor hereby covenants, warrants and represents to the Company the following, with the full knowledge that the Company is relying thereon: Contractor is familiar with and understands all of his duties and required work as provided in this Agreement and he is qualified and has necessary experience to perform all such duties and work. Contractor shall comply with all written policies, rules, regulations and office procedures of the Company applicable to Contractor now or hereafter in effect.

5. Relationship of Parties. Contractor acknowledges that it is an independent contractor and that no agency relationship is created by this Agreement and nothing contained herein shall be deemed to constitute or create a general agency, joint venture, partnership, employee relationship, or franchise between them. Contractor shall be treated as an independent contractor of the Company and not as an employee for all purposes including, without limitation, federal, state and local tax purposes. The Company shall not be obligated to withhold from Contractor’s consideration hereunder any amounts for federal, state or local income, social security and unemployment taxes or any other taxes required by law to be withheld from compensation paid by the Company were Contractor an employee of the Company. Contractor shall have the sole responsibility to pay all such taxes, and hereby covenants and agrees to timely pay such taxes and report the revenue derived here from in a manner consistent with the independent contractor relationship set forth in this Agreement and all applicable requirements of law.

6. Compliance with Laws. Contractor must at all times, at its own expense, operate in full compliance with all laws, rules, regulations, and regulatory and court orders and decrees applicable to his work and in providing the Contractor Services as provided in this Agreement.

7. Restrictive Covenants.

(a) Contractor acknowledges that the Contractor Services are unique, and, by performing the Contractor Services, Contractor will acquire Proprietary Information. Accordingly, Contractor covenants, warrants and agrees, for the benefit of the Company and its successors and assigns, that without first obtaining the Company’s express written consent, which may be granted or withheld in the Company’s sole discretion, Contractor shall not, either directly or indirectly:

(i) use, publish, disseminate, distribute or otherwise disclose, or allow to be used, published, disseminated, distributed or otherwise disclosed, any Proprietary Information;

(ii) during the period commencing on the date of this Agreement until eighteen (18) months after the date of the termination of this Agreement (the “Covenant Period”), divert from the Company, or by aid of others, do anything which would tend to divert from the Company, any trade or business with any Company customer or vendor; and/or

Initials:  Company /s/ JP;  Contractor /s/ WS

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(iii) during the Covenant Period, solicit, induce or attempt to induce any employee or independent contractor of the Company to (A) leave the employment of or terminate his, her or its contractual relationship with the Company, or (B) enter into the employ of or a contractual relationship with Contractor, any entity in which Contractor has any interest whatsoever, or any competitor of the Company.

(b) Contractor acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical, temporal and all other respects.

“Proprietary Information” means all confidential and/or proprietary information of the Company, its customers, vendors, intellectual property which Contractor may learn in the performance of his obligations under this Agreement, including, without limitation, trade secrets, formulae, methods, techniques, computations, knowledge, data or other information of the Company relating to products, processes, know-how, trade secrets or patents relating to its Business, marketing, merchandising, selling ideas, selling concepts, employee or independent contractor lists or files, financial information, forecasts, marketing plans, education programs, training programs and techniques, technical developments, strategies, price lists, pricing strategies, accounting and inventory control system, computer programs and copyrightable materials.

8. Return of Proprietary Property and Proprietary Information. Upon the termination of this Agreement for any reason, Contractor (or his heirs, executors or personal representatives, as the case may be) shall promptly surrender and deliver to the Company, as the case may be, all property of the Company in Contractor’s possession (the “Proprietary Property”), including, but not limited to, all records, materials, equipment, drawings, documents, and any copies of Proprietary Information of the Company. Contractor shall not take any description of any Proprietary Information or Proprietary Property of the Company.

9. Remedies and Enforcement.

(a) In the event of a breach or threatened breach by Contractor of any of the terms, covenants, restrictions or conditions hereof, Contractor agrees that such breach or threat thereof shall cause the Company to suffer irreparable harm and the Company shall have no adequate remedy at law. As a result, in the event of a breach or threatened breach of any of the provisions of this Agreement, the Company, in addition to all remedies available at law or otherwise under this Agreement, shall be entitled to injunctive or other equitable relief to enjoin a breach or threatened breach of this Agreement.

(b) The remedies specified herein shall be cumulative and in addition to all other remedies permitted at law or in equity.

10. Miscellaneous.

(a) Attorneys Fees. In the event of any litigation arising out of the transactions contemplated by this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees as an element of damages.

(b) No Waiver. No waiver of any default of any obligation by Contractor shall be implied from any omission by the Company to take any action with respect to such default and the Company shall always and at any time have the right to exercise any right of termination.

Initials:  Company /s/ JP;  Contractor /s/ WS

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(d) Assignment. Contractor acknowledges and agrees that this is a personal service agreement with Contractor and, accordingly, Contractor shall not delegate or assign any of its duties or obligations under this Agreement to any third party and shall not enter into any contract, whether written or oral, with any third party to do so without the Company’s prior written consent, which consent may be unreasonably or arbitrarily withheld by the Company. Contractor shall not assign this Agreement to any other person or entity without the prior written consent of the Company which consent may be unreasonably or arbitrarily withheld by the Company. Any purported delegation or assignment by Contractor without such consent shall be null and void.

(e) Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

(f) Entire Agreement. This Agreement contains the complete understanding and agreement of the parties hereto with respect to all matters referred to herein, and all prior representations, negotiations, and understandings are superseded hereby. This Agreement may not be modified except by written instrument executed by each of the parties hereto. Contractor acknowledges and agrees that any writing, amendment, agreement, consent or approval or any action to be imposed or charged against the Company must be pursuant to a writing signed by the Company CEO shall not be subject to any agreement, verbal or in writing.

(g) Severability. If any term, provision, or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remaining provisions of this Agreement, and the application of such terms, provisions, or conditions to persons or circumstances other than those in respect of which it is invalid or unenforceable, shall not be affected thereby, and each term, provision, and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h) Governing Law; jurisdiction. The laws of the State of Michigan shall govern the interpretation, validity, performance, and enforcement of this Agreement. This Agreement shall be construed to have been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan without giving the effect of the conflict of law principles thereof. The parties agree that the State of Michigan is where the transactions covered by this Agreement shall have occurred and be deemed to have occurred. Each party hereby consents to and confers exclusive jurisdiction to enforce any of the rights or obligations under this Agreement or to resolve any dispute arising out of or in connection with this Agreement, or the transactions contemplated herein, in the United States Federal Court located in Wayne County, State of Michigan or the state circuit court located in Oakland County, Michigan and hereby consents to and agrees that venue shall be deemed proper and exclusive in either of such courts in Wayne County and Oakland County, State of Michigan.

(i) Exhibits. All exhibits and schedules attached hereto shall be deemed to be a part of this Agreement.

(j) Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Initials:  Company /s/ JP;  Contractor /s/ WS

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(k) Notices. All notices and statements to be given under this Agreement shall be given in writing, delivered by hand, facsimile, overnight express or similar service, or first class United States mail, postage prepaid, and registered or certified with return receipt requested, to the addresses (which may be changed by written notice) specified above. All written notices and statements shall be deemed given, delivered, received, and effective the same day of sending by facsimile, one calendar day after sending by overnight express or similar service, or three calendar days after mailing by first class United States mail. All notices to the Company must also include email copy to the Company CEO, John Payne: John Payne jpayne@zivobioscience.com and to the Company legal counsel: Bradley Wyatt brad.wyatt@gtlaw.com.

(l) Construction. The parties acknowledge that each of them has equally participated in the drafting of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party and shall not be more harshly construed against a party by reason of the fact that a particular party’s counsel may have prepared this Agreement. Notwithstanding anything else in this Agreement to the contrary, any required approval or consent or permission by the Company under this Agreement may be withheld by the Company in its sole and absolute discretion which may be unreasonable or arbitrary.

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Initials:  Company /s/ JP;  Contractor /s/ WS

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

“CONTRACTOR”

/s/ William A. Sullivan
William A. Sullivan

“COMPANY” ZIVO BIOSCIENCE, INC., a Nevada corporation

By:	/s/ John Payne
John Payne, CEO

Initials:  Company /s/ JP;  Contractor /s/ WS

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EXHIBIT

CONTRACTOR SERVICES

KEY RESPONSIBILITIES

Areas of specific responsibility include the following:

■	Build internal finance capability that operates to public company standards while retaining the flexibility and entrepreneurial approach necessary in a small, high growth company
■	Sign the quarterly and annual SEC 302/906 certifications
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Oversee flawless global execution of core accounting operations Provide oversight of financial operations to include regular financial statements, income statements, balance sheets and cash flow statements and the reporting of operational results as required to management, the Board of Directors, public shareholders and the SEC.

■	Implement foundational financial systems to support ZIVO’s growth and future public company status
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Work closely with the Chief Executive Officer, Audit Committee of the Board of Directors, outside accountants and outside counsel in the preparation and coordination of all timely and accurate public company filings and documents. Establish and manage key banking relationships.

■	Provide analysis and short and long-term forecasting, including multi-year outlooks based on alternative scenarios.
■	Work with other leaders to develop a highly accurate forecasting capability – help the leadership team not only understand current performance, but also anticipate and manage future performance
■	Help design and manage a global revenue model that balances the needs of the business with the GAAP accounting requirements
■	Hands-on experience with public company reporting and SEC regulatory issues. Candidates should be “up to date” on current accounting, SEC, and corporate governance issues and regulations.
■	Manage the external audit relationship, delivers accurate and timely financial analytics and reporting and provides support for new and ongoing business development.
■	Prepare reports which summarize and forecast company business activity and financial position in areas of income, expenses, and earnings based on past, present, and expected operations.
■	Prioritize vendor payments, without the need for CEO involvement
■	Direct preparation of budgets, reviews budget proposals, and prepares necessary supporting documentation and justification.
■	Advise management about insurance coverage for protection against property losses and potential liabilities.
■	Provide management with timely reviews of our organization’s financial status and progress in its various programs and activities.
■	Perform financial management duties including generating financial data, compiling and submitting reports, analyzing industry trends and assessing the financial health of the company.

Initials:  Company /s/ JP;  Contractor /s/ WS

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Assess and improve the efficiency of company’s SEC filings through the use of external software application

■	Anticipate and lead successful fundraising rounds to ensure ZIVO Bioscience always has access to the funding required to support growth
■	Quickly understand the business deeply enough to have an informed view on the appropriate timing and strategy for fundraising
■	Partner with the CEO to refine the fundraising strategy and timing, and then execute the fundraising flawlessly, leveraging the CEO’s time for its highest and best use, likely to include:
■	Raise working capital debt, as needed, with minimal CEO involvement
■	Ensure ZIVO meets all exchange re-listing requirements
■	Build and manage strong external stakeholder relationships, including current and potential investors, the board, bankers, and other key partners and service providers.
■	Work with CEO to identify most critical external stakeholders and the roles you will each play in building relationships with them
■	Effective member of the senior management team with well-developed internal partnering skills to interface with research, clinical, commercial, regulatory, manufacturing peers.
■	Understand stakeholder needs and motivations, and work to meet them as well as possible within the context of what is best for ZIVO
■	Ensure relevant external parties always have flawless, timely information
■	Inspire confidence in external parties in your and ZIVO’s capabilities, and trust in anything you communicate to them
■	Reinforce perceptions with investors that ZIVO is aggressively led and conservatively managed
■	Create a database of existing and prospective investors

Partner effectively with other executives across the organization to develop and build on business needs

■	Excellent external networking, relationship and presentation skills and strong executive presence. Existing and strong personal relationships with the financial community.
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Partner with key business leaders (e.g., Head of Biotech, Head of Agtech) to work as a business partner on key strategic decisions and operations, including ensuring helping to build the infrastructure required to support ZIVO’s commercial ramp-up (e.g., credit management, invoicing, etc.), and automating processes to enable increased quality and lower costs

■	Proactive communication with the Board of Directors
■	Responsive to requests from Board of Directors
■	Effectively represent the company both internally and externally to the investor and business communities, including investors, partners, auditors, regulators and advisors.
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Strong communication and influence skills, with the ability to inspire confidence and work successfully with varied audiences (Wall Street Analysts, financial institutions, industry partners, Board of Directors, management and employees).

■	Establish and participate in building the company’s relationship with Wall Street financial institutions, investors, and the financial community, as well as lead future financing efforts.

Initials:  Company /s/ JP;  Contractor /s/ WS

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